As filed with the Securities and Exchange Commission on July 27, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALCOA INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-0317820
(State of Incorporation)	(I.R.S. Employer Identification No.)

390 Park Avenue

New York, New York 10022-4608

(Address of principal executive offices, including zip code)

ALCOA RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR BARGAINING EMPLOYEES

ALCOA RETIREMENT SAVINGS PLAN FOR FASTENER SYSTEMS EMPLOYEES

(Full Title of the Plans)

Audrey Strauss

Executive Vice President, Chief Legal and Compliance Officer and Secretary

390 Park Avenue

New York, New York 10022-4608

(212) 836-2731

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Alcoa Inc. common stock, $1.00 par value	19,000,000 shares	$8.05	$152,950,000	$17,528.07

(1)	Pursuant to Rule 416(a), this Registration Statement also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.

The number of shares of common stock of Alcoa Inc. (“Alcoa”), par value $1.00 per share (“Common Stock”), to be registered is to be allocated as follows: 8,700,000 shares to the Alcoa Retirement Savings Plan for Salaried Employees, 7,800,000 shares to the Alcoa Retirement Savings Plan for Bargaining Employees and 2,500,000 shares to the Alcoa Retirement Savings Plan for Fastener Systems Employees.

(2)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of shares of the Common Stock reported on the New York Stock Exchange on July 25, 2012.

The contents of the earlier Registration Statements on Form S-8 filed by Alcoa with the Securities and Exchange Commission on March 15, 2000 (File No. 333-32516), on June 24, 2003 (File No. 333-106411), on September 20, 2005 (File No. 333-128445), on September 26, 2007 (File No. 333-146330), on September 8, 2008 (File No. 333-153369), on November 25, 2008 (File No. 333-155668), on July 30, 2010 (File No. 333-168428), and on November 23, 2010 (File No. 333-170801), each as amended from time to time (the “Earlier Registration Statements”), relating to the Alcoa Retirement Savings Plan for Salaried Employees, the Alcoa Retirement Savings Plan for Bargaining Employees and the Alcoa Retirement Savings Plan for Fastener Systems Employees (the “Plans”), are incorporated by reference in this Registration Statement. This incorporation is made under General Instruction E of Form S-8 regarding the registration of additional securities of the same class as other securities for which there has been filed a Registration Statement on Form S-8 relating to the same employee benefit plan.

This Registration Statement is being filed to register an additional 19,000,000 shares of Common Stock for offer and sale under the Alcoa Retirement Savings Plan for Salaried Employees, the Alcoa Retirement Savings Plan for Bargaining Employees and the Alcoa Retirement Savings Plan for Fastener Systems Employees, of which 8,700,000 shares, 7,800,000 shares and 2,500,000 shares, respectively, are being allocated to such plans.

With this filing, the following respective number of shares of Common Stock, as adjusted for the 2-for-1 stock split effective June 9, 2000, are allocated to the Plans from the aggregate amount originally registered under the Earlier Registration Statements and this Registration Statement:

Plan Name	Shares
Alcoa Retirement Savings Plan for Salaried Employees	69,504,327
Alcoa Retirement Savings Plan for Bargaining Employees	45,960,000
Alcoa Retirement Savings Plan for Fastener Systems Employees	4,300,000

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows Alcoa to “incorporate by reference” in this Registration Statement the information in the documents that it files with the SEC, which means that Alcoa can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Registration Statement, and information in documents that Alcoa or the Plans file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this Registration Statement. Alcoa incorporates by reference in this Registration Statement the documents listed below and any future filings that it or the Plans may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities that may be offered by this Registration Statement are sold, except that Alcoa is not incorporating by reference any information that is deemed to have been furnished and not filed in accordance with SEC rules.

•	Alcoa’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as amended by Amendment No. 1 thereto;

•	Alcoa’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2012 and June 30, 2012;

•	Alcoa’s Current Reports on Form 8-K filed on January 6, 2012, January 19, 2012, January 26, 2012 and May 10, 2012; and

•	The description of Alcoa’s Common Stock contained in Alcoa’s Registration Statement on Form S-3ASR (File No. 333-172327), filed February 18, 2011.

Alcoa will furnish without charge to you, upon written or oral request, a copy of any or all of the documents described above, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests for copies should be addressed to:

Alcoa Inc.

Attention: Investor Relations

390 Park Avenue

New York, New York 10022-4608

Telephone: (212) 836-2674

Item 6.	Indemnification of Directors and Officers

Alcoa has purchased a directors and officers liability insurance policy with an aggregate limit of $450 million for liability of directors and officers. The insurance also includes within that limit $250 million of coverage, subject to a deductible, for reimbursement to Alcoa for indemnification provided to directors and officers. The policy has an expiration date of October 1, 2012 and provides liability insurance and reimbursement coverage for Alcoa, and its directors and officers that is permitted by the laws of Pennsylvania.

Item 8.	Exhibits.

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 6.01 of Regulation S-K).

Exhibit Number	Description

4(a)	Articles of Incorporation of Alcoa, as amended May 7, 2012 (incorporated by reference to Exhibit 3(a) to Alcoa’s Current Report on Form 8-K filed May 10, 2012).

4(b)	By-Laws of Alcoa, as amended May 4, 2012 (incorporated by reference to Exhibit 3(b) to Alcoa’s Current Report on Form 8-K filed May 10, 2012).

4(c)	Alcoa Retirement Savings Plan for Salaried Employees.

4(d)	Alcoa Retirement Savings Plan for Bargaining Employees.

4(e)	Alcoa Retirement Savings Plan for Fastener Systems Employees.

5	Opinion of Thomas F. Seligson, Counsel of Alcoa.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 thereto).

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, the Commonwealth of Pennsylvania, on this 27th day of July 2012.

ALCOA INC. (Registrant)

By	/S/ GRAEME W. BOTTGER
Graeme W. Bottger
Vice President and Controller
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ KLAUS KLEINFELD	Chairman and Chief Executive Officer; Director	July 27, 2012
Klaus Kleinfeld	(Principal Executive Officer)

/S/ CHARLES D. MCLANE, JR.	Executive Vice President and Chief Financial Officer	July 27, 2012
Charles D. McLane, Jr.	(Principal Financial Officer)

/S/ GRAEME W. BOTTGER	Vice President and Controller	July 27, 2012
Graeme W. Bottger	(Principal Accounting Officer)

Arthur D. Collins, Jr., Kathryn S. Fuller, Judith M. Gueron, Michael G. Morris, E. Stanley O’Neal, James W. Owens, Patricia F. Russo, Ratan N. Tata and Ernesto Zedillo, each as a Director, on July 27, 2012, by Donna C. Dabney, their attorney-in-fact.

/S/ DONNA C. DABNEY
Donna C. Dabney Attorney-in-fact

The Plans. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plans) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 27, 2012.

Alcoa Retirement Savings Plan for Salaried Employees

Alcoa Retirement Savings Plan for Bargaining Employees

Alcoa Retirement Savings Plan for Fastener Systems Employees

By:	/S/ CHRIS L. AYERS
Chris L. Ayers, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ MICHAEL BARRIERE
Michael Barriere, Member, Alcoa Inc. Benefits Management Committee

By:	/S/ CHARLES D. MCLANE, JR.
Charles D. McLane, Jr., Member, Alcoa Inc. Benefits Management Committee

INDEX TO EXHIBITS

Exhibit Number	Description

4(a)	Articles of Incorporation of Alcoa, as amended May 7, 2012 (incorporated by reference to Exhibit 3(a) to Alcoa’s Current Report on Form 8-K filed May 10, 2012).

4(b)	By-Laws of Alcoa, as amended May 4, 2012 (incorporated by reference to Exhibit 3(b) to Alcoa’s Current Report on Form 8-K filed May 10, 2012).

4(c)	Alcoa Retirement Savings Plan for Salaried Employees.

4(d)	Alcoa Retirement Savings Plan for Bargaining Employees.

4(e)	Alcoa Retirement Savings Plan for Fastener Systems Employees.

5	Opinion of Thomas F. Seligson, Counsel of Alcoa.

15	Letter regarding unaudited interim financial information.

23(a)	Consent of PricewaterhouseCoopers LLP.

23(b)	Consent of Counsel (included as part of Exhibit 5).

24	Power of Attorney of certain directors of Alcoa (incorporated by reference to Exhibit 24 to Alcoa’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 thereto).